Sebastian Giordano
149 Schweitzer Lane
Bardonia, New York 10954

August 26, 2025

Independent Directors of the Board of
Transportation and Logistics Systems, Inc.
5500 Military Trail
Suite 22-357
Jupiter, Florida 33458

Attention: Messers. John Mercadante, Charles Benton and Norman Newton

Re: Sebastian Giordano
Employment Agreement
Notice of Termination for Good Reason

Dear John, Charles and Norman:

In connection with the prior Termination for Good Reason sent on May 15, 2024, the Company did not cure such defaults within the 30-day cure period. As such, the Termination Date became effective on July 15, 2024.

Based upon prior conversations with the Independent Board of Directors and the Compensation Committee, the Parties had agreed to a standstill of the Termination Date of the Notice of Termination for Good Cause until August 15, 2024, again until November 15, 2024, February 15, 2025 and May 31, 2025 and August 31, 2025 (each a "Standstill Period"), in an effort to work through an agreement for the full payment of all amounts due under the Employment Agreement and those due, as a result of the Company's default.

However, as of the date of this Letter, the Parties have still reached an agreement for the payment of all amounts due.

As August 31, 2025, please be advised that the following compensation and benefit amounts will now due me:

(i) Unpaid base salary – Feb 16, 2024 – August 31, 2025	$ 616,667.16
(ii) Accrued vacation pay – through August 31, 2025	$ 124,766.32
(iii) Health insurance premium – Feb 16, 2024 – August 31, 2025	$ 41,364.00
Total	**$ 782,797.48**

In addition to the above amounts, I am also due the severance payment for annual base salary due **($400,000.00)** for the subsequent one-year after the Termination Date ("Severance Payment").

For the time being, the Parties have agreed to extend the Standstill Period for an additional three months through November 30, 2025, whereby I will continue to serve and perform the necessary ongoing and continuing functions as the Company's Chief Executive Officer and Chief Financial Officer.

As such, all existing wage and benefit provisions shall continue to accrue, as though the Employee had continued employment; however, the provisions of the Notice of Termination for Good Cause remain in force, and any amounts due, including the Severance Payment and any granted, but unvested Restricted Stock Units were deemed fully vested as of the Termination Date.

Notwithstanding the foregoing, I can shorten the Standstill Period at any time, with five (5) days' written notice to TLSS. However, any such shortening of the Standstill Period does not reduce any of the amounts owed to me by the Company, or any of its successors that have, or will continue to accrue to me, pursuant to this letter and the aforementioned agreements.

As always, I remain open to amicably working things out.

Very truly yours,

Sebastian Giordano

Agreed and Acknowledged:

/s/ John Mercadante Date: August 28, 2025
John Mercadante
Director and Chairman of the Compensation Committee

/s/ Charles Benton Date: August 28, 2025
Charles Benton
Director and Member of the Compensation Committee

/s/ Norman Newton Date: August 28, 2025
Norman Newton
Director